Allmarine Consultants Corporation
                       8601 RR 2222, Building 1, Suite 210
                               Austin, Texas 78730
                                 March 29, 2006


Mr.  Edward  M.  Kelly,  Esq.
United  States  Securities  and  Exchange  Commission
100  F,  N.E.
Washington,  D.C.  20549

Re:     Allmarine  Consultants  Corporation
        Registration  Statement  on  Form  SB-2
        File  No.  333-130492

Dear  Mr.  Kelly:

     Request is hereby made to accelerate the effectiveness of the above referenced registration statement to 10:00 a.m. eastern time, Monday, April 3, 2006, or as soon thereafter as practicable.

     Please direct any comments or questions to our counsel, David M. Loev, Attorney at Law, at (713) 524-4110.


                                       Sincerely,

                                       Allmarine  Consultants  Corporation

                                       /s/  Michael  Chavez
                                       --------------------
                                       Michael  Chavez
                                       Chief  Executive  Officer

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